Exhibit 10.39

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

COLLABORATION AND LICENSE AGREEMENT

by and between

REGULUS THERAPEUTICS INC.

and

BIOGEN IDEC MA Inc.

Confidential

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

Page

11.14	Execution in Counterparts.	29

SCHEDULES AND EXHIBITS

Schedule A	Research Plan

Schedule B	Materials

Schedule C	Existing Licensees

EXHIBIT I	Note Purchase Agreement

v

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) dated August 15, 2012, (the “Effective Date”) is by and between Regulus Therapeutics Inc., a Delaware corporation with its principal address at 3545 John Hopkins Ct., Suite 210, San Diego, CA 92121 (“Regulus”), and Biogen Idec MA Inc., along with its Affiliates, a Massachusetts corporation with its principal address at 133 Boston Post Road, Weston, MA 02493 (“BI”). Regulus and BI may each be referred to herein individually as a “Party” and collectively as the “Parties.”

INTRODUCTION

WHEREAS, Regulus owns or otherwise controls certain intellectual property relating to microRNAs;

WHEREAS, BI owns or otherwise controls certain proprietary material in the form of human samples including multiple sclerosis patient serum (as set forth in further detail in the Research Plan, the “Samples”); and

WHEREAS, Regulus and BI are interested in collaborating on the terms and conditions set forth herein to investigate microRNA biomarkers for MS using circulating microRNAs in the Samples, and, in granting each other licenses to intellectual property developed pursuant to this Agreement on the terms and conditions set forth herein;

WHEREAS, simultaneously with the execution of this Agreement, the Parties are executing a Note Purchase Agreement and the Convertible Promissory Note (collectively the “Note”) of even date herewith in the form attached hereto as Exhibit I.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article 1

DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article 1:

1.1 “Affiliate” shall mean, with respect to a subject entity, another entity that controls, is controlled by, or is under common control with such subject entity, for so long as such control exists. For purposes of this definition only, “control” shall mean beneficial ownership (direct or indirect) of at least fifty percent (50%) of the equity securities of the entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority).

1.2 “Agreement Term” shall mean the period beginning on the Effective Date and ending on the expiration or termination of this Agreement pursuant to Article 9 hereof.

1.3 “Applicable Law” shall mean the applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time in the Territory.

1.4 “Bankruptcy Code” shall mean Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States.

1.5 “BI Research Collaboration IP” shall mean all Research Collaboration IP that is Invented solely by BI or Third Parties acting on BI’s behalf.

1.6 “Business Day” shall mean a day on which banking institutions in Boston, Massachusetts, and San Diego, California, are open for business.

1.7 “Calendar Quarter” shall mean each three month period ending on each of March 31, June 30, September 30 and December 31.

1.8 “Commercially Reasonable Efforts” shall mean the carrying out of obligations in a diligent and sustained manner using such effort and employing such resources as would normally be exerted or employed by a similarly situated biopharmaceutical company for a product of similar strategic importance, and at a similar stage of its product life, based on conditions then prevailing.

1.9 “Confidential Information” shall mean, with respect to each Party, proprietary data or information that belong in whole or in part to such Party, its Affiliates or sublicensees, including, without limitation, (i) in the case of Regulus, all Regulus Background IP and Regulus Research Collaboration IP, (ii) in the case of BI, all BI Research Collaboration IP, and (iii) any information designated as Confidential Information of such Party hereunder, in all cases that, if disclosed in writing, is marked with the words “Confidential,” “Proprietary” or words of similar import, and if disclosed orally or visually, is described in reasonable detail in a notice sent by the disclosing Party to the receiving Party within thirty (30) days of the oral or visual disclosure requesting that such information be treated as Confidential Information hereunder; provided, however, that, if information is orally disclosed to or visually observed by a Party it shall constitute Confidential Information if it would be apparent to a reasonable person, familiar with the business of such Party and the industry in which it operates, that such information is of a confidential or proprietary nature the maintenance of which is or would likely be important to such Party. Notwithstanding the foregoing, the Parties agree that all Research Collaboration Data shall be deemed the Confidential Information of BI, and Regulus and BI shall be deemed the “receiving Party” and the “disclosing Party,” respectively, with respect thereto. Confidential Information shall not include information that the receiving Party can demonstrate by competent documentary evidence:

(a) was known by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party (or, in the case of Research Collaboration Data, prior to the date generated in the course and as a result of the Research) as evidenced by the receiving Party’s pre-existing written records; or

(b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party rightfully in possession of the Confidential Information unless such disclosure is made subject to a confidentiality agreement; or

(c) either before or after the date of the disclosure to the receiving Party or its Affiliates becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business) through no act or omission in breach of this Agreement or negligence on the part of the receiving Party (including, for purposes of this clause (c), its Affiliates or its sublicensees); or

(d) is independently developed by or for the receiving Party or its Affiliates without reference to or reliance upon the Confidential Information as shown by contemporaneously-maintained written records.

1.10 “Control” or “Controlled” shall mean with respect to any (a) material, item of information, method, data or other Know-How, or (b) intellectual property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access and/or a license as provided herein under such item or right without violating the terms of any agreement or other arrangement with any Third Party existing before or after the Effective Date.

1.11 “Executive Officers” shall mean the Vice President Research of Translational Sciences of BI (or an executive of BI designated by such Vice President) and the Chief Executive Officer of Regulus (or an executive of Regulus designated by such Chief Executive Officer).

1.12 “Existing Licensee” shall mean any licensee of Regulus to which Regulus has granted, pursuant to an agreement entered into prior to the Effective Date or entered into prior to the date that BI has completed the transfer of Materials pursuant to Section 4.1 (an “Existing Licensee Agreement”), rights or an option to obtain rights to products incorporating, utilizing or targeting miRNAs. All Existing Licensees as of the Effective Date are listed on Schedule C, which Schedule C shall be updated by Regulus promptly following the date that BI completes the transfer of Materials pursuant to Section 4.1.

1.13 “FDA” shall mean the United States Food and Drug Administration, or a successor agency in the United States with responsibilities comparable to those of the United States Food and Drug Administration.

1.14 “Invented” shall mean the act of invention by inventors, as determined in accordance with rules and guidelines regarding inventorship as established under United States patent law, including case law and regulations associated therewith, whether or not the invention or discovery so invented is patentable.

1.15 “Joint Research Collaboration IP” shall mean all Research Collaboration IP that is Invented jointly by BI and Regulus or by Third Parties acting on their behalf.

1.16 “Know-How” shall mean any non-public, proprietary invention, discovery, process, method, composition, formula, procedure, protocol, technique, result of experimentation or testing, information, data (but in no event Research Collaboration Data), material, technology or other know-how, whether or not patentable or copyrightable. Know-How shall not include any Patent Rights with respect thereto.

1.17 “Materials” shall mean the samples described in the attached Schedule B and other materials provided pursuant to Section 4.1.

1.18 “MicroRNA” or “miRNA” shall mean a short ribonucleic acid (RNA) molecule present in eukaryotic cells that are known as post-transcriptional regulators that bind to complementary sequences on target messenger RNA transcripts (mRNAs) typically resulting in translational repression or target degradation and gene silencing.

1.19 “miRNA Products” shall mean any product or product candidate employing, based on, utilizing or comprising any one or more Research Collaboration MicroRNAs or any product or product candidate that is an agonist or antagonist of one or more Research Collaboration MicroRNAs, in all cases in relevant amounts to treat, prevent or diagnose a disease, disorder or condition.

1.20 “MS” shall mean multiple sclerosis and all sub-indications (e.g. relapsing remitting multiple sclerosis, secondary progressive multiple sclerosis) and symptoms related to MS.

1.21 “Non-miRNA Product” shall mean any product or product candidate employing, based on, utilizing or comprising any Research Collaboration IP, excluding any and all miRNA Products.

1.22 “Note” shall mean the promissory note issued according to the Note Purchase Agreement dated August 15, 2012 between BI and Regulus, along with the Note Purchase Agreement, inclusive of all amendments thereto.

1.23 “Patent Rights” shall mean (a) patents, patent applications and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing, and (c) all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c), in any country or region.

1.24 “Regulatory Approval” shall mean any approval, product and establishment license, registration or authorization of any Regulatory Authority necessary or required for the commercial manufacture, distribution, storage, transport, marketing, promotion, offer for sale, use, import, export, and sale of a product in a regulatory jurisdiction, including, to the extent legally required to market and sell the product in such regulatory jurisdiction, separate pricing and reimbursement approvals from the applicable Regulatory Authority.

1.25 “Regulatory Authority” shall mean the FDA, or any counterpart of the FDA outside the United States, or any other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity involved in granting Regulatory Approval for a product in a regulatory jurisdiction within the Territory.

1.26 “Regulus Background IP” shall mean all Patent Rights and Know-How Controlled, owned, and/or licensed by Regulus on the Effective Date or during the Agreement Term, other than Regulus Research Collaboration IP, that is useful to develop, make, use or sell miRNA Products for the diagnosis of MS, or treatment on non-MS indications.

1.27 “Regulus Research Collaboration IP” shall mean all Research Collaboration IP that is Invented solely by Regulus or Third Parties acting on Regulus’s behalf.

1.28 “Related Party” shall mean a Party’s Affiliates and Third Party sublicensees.

1.29 “Research” shall mean any and all activities to identify miRNA biomarkers for MS using circulating miRNAs in MS patient serum and all other activities set forth in the Research Plan. When used as a verb, “Research” shall mean to engage in Research.

1.30 “Research Collaboration Data” shall mean all data arising out of activities conducted by or on behalf of either Party or jointly by or on behalf of the Parties under the Research Plan.

1.31 “Research Collaboration IP” shall mean all Patent Rights and Know-How arising out of activities conducted by or on behalf of either Party or jointly by or on behalf of the Parties under the Research Plan, excluding Research Collaboration Data.

1.32 “Research Collaboration miRNA” shall mean any miRNA that is identified or discovered in the course and as a result of the Research.

1.33 “Research Plan” shall mean the comprehensive plan and budget for Research activities, an initial draft of which is set forth in Schedule A, as updated and approved by mutual written agreement of the Parties as necessary during the Research Term.

1.34 “Research Term” shall mean the first twenty four (24) months following the Effective Date or such earlier date as all Research activities contemplated by the Research Plan have been completed and the Final Report has been delivered to BI.

1.35 “Territory” shall mean all the countries of the world.

1.36 “Therapeutic Purposes” shall mean the treatment of any disease, disorder or condition in humans.

1.37 “Third Party” shall mean any person or entity other than a Party or any of its Affiliates.

1.38 Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“Agreement”	Introduction
“BI Indemnitees”	10.6.2
“Breaching Party”	9.2.1(a)
“Contact”	3.1
“Existing Licensee Agreement”	1.12

“Final Report”	2.2
“Financial Negotiation Period”	5.2.2(c)
“Indemnitee”	10.6.3
“Losses”	10.6.1
“Offered miRNA”	5.2.2(b)
“Offered miRNA Transaction”	5.2.2(b)
“Negotiation Period”	5.2.2(c)
“Prohibited Activities”	5.2.2(c)
“Proposed Term Sheet”	5.2.2(c)
“Regulus Indemnitees”	10.6
“Report”	2.2
“Right of First Negotiation”	5.2.2(b)

Article 2

COLLABORATION

2.1 Research. During the Research Term, Regulus shall perform the activities under the Research Plan attached hereto as Schedule A and use Commercially Reasonable Efforts to do so on the timelines set forth in the Research Plan. Subject to BI’s compliance with Sections 6.2 and 6.3 hereof, Regulus shall be solely responsible for paying all costs associated with activities undertaken by it pursuant to the Research Plan, and Regulus shall commit all resources necessary to perform its activities under the Research Plan. Unless Regulus obtains the prior written consent of BI, solely Regulus, or an Affiliate of Regulus, shall perform its obligations under the Research Plan. BI shall also consult with Regulus in the area of MS in the performance of the Research Plan at its own cost as reasonably determined by BI in its discretion, and also as described in the Research Plan.

2.2 Reports; Research Collaboration Data. On a quarterly basis during the Research Term, Regulus shall provide a report to BI summarizing the results of the Research conducted, including, without limitation, all Research Collaboration Data, analyses, and statistical calculations used, as well as the Regulus Collaboration IP developed or Invented in whole or in part by Regulus during the previous quarter (a “Report”), with the first Report to be delivered six (6) months following BI’s first shipment of Materials, but in no event later than March 31, 2013, and each subsequent Report to be delivered at three-month intervals thereafter. In addition, within sixty (60) days following the completion of the Research activities contemplated by the Research Plan, Regulus shall provide to BI a final report (the “Final Report”) summarizing the results of the Research conducted and the Regulus Collaboration IP developed or Invented during the Research Term, including, without limitation, all Research Collaboration Data, and shall confirm to BI with the Final Report that all Research Collaboration Data has been transferred to BI. The Final Report shall be accompanied by samples of the Research Collaboration miRNAs identified or developed by Regulus under the Research.

2.3 Following Completion of the Research. Upon completion of the Research, the Parties will confer concerning a further collaboration and possible commercialization of a miRNA biomarker assay resulting from the Research. Regulus, or a subsidiary of Regulus approved by BI, will be considered by BI in good faith as a collaborator to commercialize a miRNA biomarker assay for uses such as [...***...]. BI shall not, however, be under any obligation to enter into any such commercial collaboration.

Article 3

COLLABORATION COORDINATION

3.1 Research Coordination. Each of BI and Regulus shall appoint a qualified individual to serve as the primary point of contact for the other Party (the “Contact”) in all matters related to the Research. Such Contact shall be responsive to the other Party’s reasonable questions and requests and shall facilitate broader discussions between the Parties related to the Research. The Contact shall be responsible for explaining or supplementing the Report or the Final Report.

Article 4

MATERIAL TRANSFER

4.1 Materials. BI shall supply the Materials, as set forth in Exhibit B, to Regulus for evaluation in amounts reasonably necessary for performance of the Research and according to the Research Plan. The Materials delivered pursuant to this Agreement shall be accompanied by information related to such Materials necessary or useful to the Research Plan, if any.

4.2 Ownership. The Materials delivered under this Agreement will remain the sole and exclusive property of BI. Regulus will use the Materials delivered pursuant to this Agreement solely for the purposes set forth in the Research Plan and not for any other purpose. Regulus will not supply the Materials or any additional materials delivered pursuant to this Agreement to any person not acting pursuant to the Research Plan and will undertake to use the Materials and any additional materials delivered pursuant to this Agreement in a safe manner and in compliance with all Applicable Laws.

4.3 Use. The Materials delivered pursuant to this Agreement will not be used for testing in or treatment of humans, nor used in anything destined for human consumption, nor for any other purpose inconsistent with the rights specifically granted under this Agreement.

4.4 Delivery. BI will provide the supply of Materials within [...***...] days after the Effective Date.

4.5 Return of Leftover Material. At BI’s option, Regulus shall return to BI, at BI’s cost, or destroy, any leftover Materials remaining at the end of Research Term, and shall provide written certification to BI that it has returned or destroyed all such remaining Material, as the case may be.

Article 5

LICENSES AND INTELLECTUAL PROPERTY OWNERSHIP

5.1 License Grants to BI.

5.1.1 Non-miRNA MS License. Subject to the terms and conditions of this Agreement, Regulus hereby grants to BI and its Affiliates an exclusive (including with regard to

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Regulus and its Affiliates), royalty free, fully paid up, irrevocable, worldwide license, with the right to sublicense, under the Regulus Research Collaboration IP and Regulus’s interest in the Joint Research Collaboration IP to make, have made, use, offer to sell, sell, have sold, import, export, and otherwise develop and commercialize Non-miRNA Products for the treatment, diagnosis and prevention of MS.

5.1.2 Non-miRNA Non-MS License. Subject to the terms and conditions of this Agreement, Regulus hereby grants to BI and its Affiliates an exclusive (including with regard to Regulus and its Affiliates), royalty free, fully paid up, irrevocable, worldwide license, with the right to sublicense, under the Regulus Research Collaboration IP and Regulus’s interest in the Joint Research Collaboration IP to make, have made, use, offer to sell, sell, have sold, import, export, and otherwise develop and commercialize Non-miRNA Products for the treatment, diagnosis and prevention of all disease, disorders or conditions in humans and animals other than MS.

5.1.3 miRNA Diagnostic MS License. Subject to the terms and conditions of this Agreement, Regulus hereby grants to BI and its Affiliates (i) an exclusive (including with regard to Regulus and its Affiliates), royalty free, fully paid up, irrevocable, worldwide license, with the right to sublicense, under the Regulus Research Collaboration IP and Regulus’s interest in the Joint Research Collaboration IP to make, have made, use, offer to sell, sell, have sold, import, export, and otherwise develop and commercialize miRNA Products for the diagnosis of MS and (ii) a non-exclusive royalty free, fully paid up, irrevocable, worldwide license, with the right to sublicense, under the Regulus Background IP to make, have made, use, offer to sell, sell, have sold, import, export, and otherwise develop and commercialize miRNA Products for the diagnosis of MS. Notwithstanding the foregoing, the license granted to BI pursuant to clause (ii) of this Section shall not include any Regulus Background IP to the extent that BI’s exercise of the rights granted pursuant to this Section would result in a payment obligation by Regulus to any Third Party licensor of such Regulus Background IP, unless BI agrees to make such payments to Regulus (which payments, for the avoidance of doubt, shall only include the incremental payments that are owed to any such Third Party as a result of BI’s exercise of its rights under such clause (ii), without any additional payments to Regulus) on terms reasonably acceptable to both Parties. Regulus shall use Commercially Reasonable Efforts to obtain for BI the right under any agreements with Third Parties entered into by Regulus prior to or during the Agreement Term to enjoy such non-exclusive license as set forth in clause (ii) above for those licenses with respect to which BI agrees to reimburse Regulus for any out of pocket costs paid by Regulus for such non-exclusive license rights, but no additional costs or profits shall be payable by BI in connection therewith . Regulus shall advise BI of any such payments obligations and discuss in good faith with BI such payment terms described in this Section. For the avoidance of doubt, this Section 5.1.3 shall not be construed as obligating Regulus to seek or obtain any license under any Third Party intellectual property rights.

5.2 License Grants to Regulus.

5.2.1 Research License. Subject to the terms and conditions of this Agreement, BI hereby grants to Regulus during the Research Term a non-exclusive, fully-paid up,

irrevocable, royalty-free, worldwide license to all Know-How and Patent Rights Controlled by BI during the Research Term that are necessary or useful for Regulus to perform activities under the Research Plan for the sole purpose of enabling Regulus to perform activities under the Research Plan, including, without limitation, use of the Materials.

5.2.2 miRNA Therapeutic License; Restrictions on Development and Commercialization of Therapeutic miRNA Products.

(a) Subject to the terms and conditions of this Agreement, including, without limitation, this Section 5.2.2, BI hereby grants to Regulus and its Affiliates an exclusive (including with regard to BI and its Affiliates), royalty free, fully paid up, irrevocable, worldwide license, with the right to sublicense, under the BI Research Collaboration IP, BI’s interest in the Joint Research Collaboration IP and the Research Collaboration Data, to make, have made, use, offer to sell, sell, have sold, import, export, and otherwise develop and commercialize miRNA Products for Therapeutic Purposes.

(b) On a miRNA Product by miRNA Product basis, in the event that Regulus or any of its Affiliates intends, directly or indirectly, to enter into any license, covenant not to sue, co-development, co-commercialization, co-promotion or any other arrangement pursuant to which Regulus would grant to any Third Party any rights, or any option with respect to any such rights, to such miRNA Product that include Therapeutic Purposes (the “Offered miRNA”), including any amendment to any existing agreement to which Regulus is a party which amendment adds any Offered miRNA to the scope of any such existing agreement or increases the ability of the other party to such agreement to obtain rights to such Offered miRNA but excluding a grant of rights to a Third Party solely to perform activities on Regulus’s behalf (an “Offered miRNA Transaction”), BI shall have the rights with respect to such Offered miRNA set forth in this Section 5.2.3(the “Right of First Negotiation”).

(c) Prior to entering into any discussions, negotiations, solicitations of interest or other interaction with any Third Party regarding an Offered miRNA Transaction (the “Prohibited Activities”) or entering into any Offered miRNA Transaction, Regulus shall provide to BI provide a reasonably detailed term sheet identifying the Offered miRNA and the proposed terms of the Offered miRNA Transaction, including all financial terms (the “Proposed Term Sheet”). Unless BI notifies Regulus at any time that it does not wish to continue negotiations, BI and Regulus will negotiate in good faith the financial terms of the Offered miRNA Transaction for a period of [...***...] days, or such period as otherwise agreed by the Parties, from the date that BI receives (i) the Proposed Term Sheet and (ii) all relevant scientific data for the Offered miRNAs identified in the Proposed Term Sheet, and any other data that BI may reasonably request (the “Financial Negotiation Period”). Regulus may not engage in any Prohibited Activities regarding the applicable Offered miRNA during the Financial Negotiation Period. If BI and Regulus reach agreement during the Financial

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Negotiation Period on financial terms regarding the Offered miRNA Transaction BI that are, taken as a whole, equal to or better than the financial terms contained in the Proposed Term Sheet, then BI and Regulus shall negotiate in good faith the terms of the Offered miRNA Transaction for a period of […***…] months, or such period as otherwise agreed by the Parties, plus any portion of the Financial Negotiation Period that has not expired prior to the Parties reaching agreement on such financial terms (the “Negotiation Period”), during which period Regulus may not engage in any Prohibited Activities regarding the applicable Offered miRNA.

(d) With respect to a particular Proposed Term Sheet, in the event that (i) BI and Regulus do not reach agreement on financial terms during the Financial Negotiation Period that are, taken as a whole, equal to or better than the financial terms contained in the Proposed Term Sheet, (ii) BI notifies Regulus prior to the end of the Financial Negotiation Period that it does not intend to negotiate the terms of an applicable Proposed Term Sheet or (iii) BI and Regulus are unable, despite the use of good faith efforts to reach agreement on the terms of an Offered miRNA Transaction during the Negotiation Period, then Regulus shall be free, for a period of […***…] months from the expiration of the Financial Negotiation Period, in the case of clause (i) of this Section 5.2.2(d), the date that BI notifies Regulus that it does not intend to negotiate the terms contained in the Proposed Term Sheet, in the case of clause (ii) of this Section 5.2.2(d), or the expiration of the Negotiation Period, in the case of clause (iii) of this Section 5.2.2(d), to enter into negotiations with any Third Party to conclude an Offered miRNA Transaction solely with respect to the Offered miRNA identified in the applicable Proposed Term Sheet; provided that, any such transaction entered into with a Third Party must be on financial terms that are, taken as a whole, greater than those contained in the Proposed Term Sheet, in the case of clause (i) or (ii) of this Section 5.2.2(d), or greater than those contained in the last written counter proposal provided by BI in the course of negotiations in the case of clause (iii) of this Section 5.2.2(d). In the event that Regulus enters into an Offered miRNA Transaction with a Third Party pursuant to the preceding sentence, the Chief Executive Officer of Regulus will certify in writing to BI that the Regulus Board of Directors has reviewed the Offered miRNA Transaction in light of the obligations contained in this Section 5.2.2, and that the Board has concluded that such Offered miRNA Transaction is financially better for Regulus than the Proposed Term Sheet or last BI counter proposal, as applicable, it being understood that the delivery of such certification shall in no way limit any rights of remedies available to BI as a result of any breach by Regulus of this Section 5.2.2. In the event that Regulus does not enter into an Offered miRNA Transaction with a Third Party pursuant to this Section 5.2.2(d) within the applicable time period described in this Section 5.2.2(d), Regulus may not thereafter enter into an Offered miRNA Transaction with respect to the applicable Offered miRNA without offering BI a Right of First Negotiation in compliance with this Section 5.2.2.

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(e) The Right of First Negotiation set forth in this Section 5.2.2 shall be subject to the following additional terms and limitations:

(i) The Right of First Negotiation shall not apply to miRNA Products that have been licensed to any Existing Licensee under an Existing Licensee Agreement under the terms of any such agreement as it exists on the Effective Date or is first entered into following the Effective Date, except that the Right of First Negotiation shall apply to any such miRNA Product that may subsequently cease to be licensed to any such Existing Licensee. Regulus shall promptly notify BI if any miRNA Product is not subject to the Right of First Negotiation pursuant to this clause (i), whether at the time that the applicable miRNA is first identified pursuant to this Agreement or at any time following such identification, and if any such miRNA Product subsequently becomes subject to the Right of First Negotiation.

(ii) The Right of First Negotiation shall not apply to any miRNA Product after the […***…] anniversary of the expiration of Research Term, except that the terms of Section 5.2.2 shall continue to apply to any miRNA Product with respect to which Regulus has delivered a Proposed Term Sheet to BI prior to such fifth anniversary.

5.3 Ownership of and Rights to Intellectual Property.

5.3.1 Disclosure. Each Party agrees promptly to disclose to the other Party all Research Collaboration IP made by or under authority of such Party under this Agreement during the Research Term.

5.3.2 Data. Regulus will provide all Research Collaboration Data to BI in the form in which such data was gathered. BI shall own all Research Collaboration Data.

5.3.3 Joint IP. Subject to the licenses granted in this Agreement, the Parties shall own the Joint Research Collaboration IP jointly. Subject to the obligations each Party has under this Agreement, neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit such Party’s interest in, the Joint Research Collaboration IP, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such approval or accounting.

5.3.4 BI Research Collaboration IP ; Research Collaboration Data. Subject to the licenses granted in this Agreement, BI is and shall remain the sole owner of the BI Research Collaboration IP and the Research Collaboration Data.

5.3.5 Regulus Research Collaboration IP. Subject to the licenses granted in this Agreement, Regulus is and shall remain the sole owner of the Regulus Research Collaboration IP.

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5.3.6 Further Assurances. Regulus hereby assigns all rights, title, and interest it has in any Research Collaboration Data to BI, and both Parties agree in connection herewith to take all actions reasonably requested by the other Party to effectuate the grant of rights herein provided, including the assignment of Research Collaboration Data.

5.3.7 Disputes as to Inventorship of Research Collaboration IP. Should the Parties fail to agree regarding Inventorship of any invention made in the conduct of activities under the Research Plan or the ownership of Research Collaboration IP arising out of this Agreement, patentable or not-patentable, the Parties shall refer the matter to a mutually agreed-upon outside counsel for resolution. All determinations of inventive contribution for inventions arising hereunder shall be determined under United States patent law. The costs of such outside counsel shall be borne equally by the Parties.

5.4 No Other Rights. Except as otherwise provided in this Agreement, neither Party shall obtain any ownership interest or other right in any Know-How or Patent Rights owned or Controlled by the other Party.

Article 6

FINANCIAL PROVISIONS

6.1 Research Term Expenses. Each Party shall bear the expenses associated with its performance under the Research Plan.

6.2 Collaboration Fee. Within ten (10) days after the Effective Date, BI shall pay to Regulus a one-time collaboration fee of Seven Hundred and Fifty Thousand Dollars ($750,000).

6.3 Milestones. BI shall also pay to Regulus the amounts set forth below no later than forty-five (45) days after the date on which Regulus notifies BI that the corresponding milestone event as described in the Research Plan has first been achieved and after such achievement is confirmed by BI in its reasonable discretion:

Milestone Event	Payment

[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]

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6.4 Payment Provisions Generally.

6.4.1 Taxes and Withholding. If laws, rules or regulations require withholding of income taxes, other taxes or related interest or penalties thereon, imposed upon such payments set forth in Section 6, BI shall make such withholding payments as required and subtract such withholding payments from the payments set forth in Section 6. BI shall submit appropriate proof of payment of the withholding taxes to Regulus within a reasonable period of time. At the request of Regulus, BI shall, at Regulus’s cost, give Regulus such reasonable assistance, which shall include the provision of appropriate certificates of such deductions made together with other supporting documentation as may be required by the relevant tax authority, to enable Regulus to claim exemption from such withholding or other tax imposed or obtain a repayment thereof or reduction thereof and shall upon request provide such additional documentation from time to time as is reasonably required to confirm the payment of tax.

6.4.2 Payment. All amounts payable and calculations hereunder shall be in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Regulus from time to time.

6.4.3 Overdue Payments. If any payment due by BI to Regulus under this Agreement (other than payments that are the subject of a good faith dispute between the Parties) is overdue by more than ten (10) days, BI shall pay interest to Regulus at a rate per annum equal to the lesser of (i) the […***…] percent
([…***…]%) as reported by […***…] on the date such payment is due, or (ii) the highest rate permitted by applicable law, calculated on the number of days such payments are paid after the date such payments are due.

Article 7

INTELLECTUAL PROPERTY PROTECTION AND RELATED MATTERS

7.1 Filing, Prosecution, Maintenance and Enforcement of Patent Rights.

7.1.1 Regulus Patent Rights.

(a) Regulus, through counsel of its choosing and at its sole expense, shall have sole responsibility for and control over obtaining, prosecuting (including any interferences, reissue proceedings, re-examinations, and patent adjustments and restorations), maintaining and enforcing throughout the Territory the Patent Rights included in or covering Regulus Background IP and, subject to Section 7.1.1(b), Regulus Research Collaboration IP. For the avoidance of doubt, and notwithstanding any other provision of this Agreement to the contrary, Regulus shall have the right to disclose Research Collaboration Data in patent applications in support of claims covering Regulus Research Collaboration IP; provided that, prior to disclosing any Research Collaboration Data in any such patent applications, Regulus first shall provide to BI a copy of any such patent application reasonably in advance of the date it intends to file such patent

***Confidential Treatment Requested

application and removes from such patent application any Research Collaboration Data included in such patent application requested by BI in its discretion. Prior to or contemporaneous with making such request BI shall discuss the request with Regulus and the explanation for the removal of such Data.

(b) If Regulus elects (i) not to file and prosecute patent applications for any Patent Rights included in or covering the Regulus Research Collaboration IP in any country, (ii) not to continue the prosecution (including any interferences, oppositions, reissue proceedings, re-examinations, and patent adjustments and restorations) or maintenance of any such Patent Rights in a particular country in the Territory, or (iii) not to file and prosecute patent applications covering any Regulus Research Collaboration IP following a written request from BI to file and prosecute in such country, then Regulus shall so notify BI promptly in writing of its intention, which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that must be taken with respect to such patent application or patent to establish or preserve any such rights in such patent application or patent in such country. Regulus shall cooperate with and permit BI, should BI choose to do so, to file for, or continue to prosecute, maintain or enforce, or otherwise pursue such Patent Rights in such country in Regulus’s name at BI’s sole expense.

7.1.2 BI Patent Rights.

(a) Except as set forth in Section 7.1.2(b), BI, through counsel of its choosing and at its sole expense, shall have sole responsibility for and control over obtaining, prosecuting (including any interferences, reissue proceedings, re-examinations, and patent adjustments and restorations), maintaining and enforcing throughout the Territory the Patent Rights included in or covering BI Research Collaboration IP.

(b) If BI elects (i) not to file and prosecute patent applications for any Patent Rights included in or covering the BI Research Collaboration IP in any country, (ii) not to continue the prosecution (including any interferences, oppositions, reissue proceedings, re-examinations, and patent adjustments and restorations) or maintenance of any such Patent Rights in a particular country in the Territory, or (iii) not to file and prosecute patent applications covering any BI Research Collaboration IP following a written request from Regulus to file and prosecute in such country, then BI shall so notify Regulus promptly in writing of its intention, which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that must be taken with respect to such patent application or patent to establish or preserve any such rights in such patent application or patent in such country. BI shall cooperate with and permit Regulus, should Regulus choose to do so, to file for, or continue to prosecute, maintain or enforce, or otherwise pursue such Patent Rights in such country in BI’s name at Regulus’s sole expense.

7.1.3 Joint Patent Rights.

(a) Primary Responsibility. Unless otherwise agreed by the Parties on a case-by-case basis, BI, through counsel of its choosing, shall have primary responsibility for and control over obtaining, prosecuting (including any interferences, reissue proceedings, re-examinations, and patent term extensions, adjustments, and restorations), and maintaining throughout the Territory all Patent Rights included in or covering Joint Research Collaboration IP. BI shall consult with Regulus as to the preparation, filing, prosecution and maintenance of such Patent Rights reasonably prior to any deadline or action with any patent office, and shall furnish to Regulus copies of all relevant documents reasonably in advance of such consultation. BI shall reasonably consider all comments and suggestions of Regulus. All out of pocket expenses of such activities under this Section 7.1.3(a) shall be borne equally by the Parties, and Regulus shall promptly reimburse BI for out of pocket expenses incurred by BI in such activities upon receipt of an invoice by BI for Regulus’s share of such out of pocket expenses. Regulus may cease reimbursing patent costs and expenses with respect to any such Patent Rights, in their entirety or on a country by country basis, upon written notice to BI, whereupon Regulus shall cease to have any license hereunder with respect to the applicable Patent Right and shall assign to BI its joint ownership interest therein in the applicable country or countries, provided that Regulus shall remain responsible for reimbursement of patent costs and expenses with respect to such BI Patent or Joint Patent for a period of 60 days after delivery of such written notice to BI.

(b) Election not to Continue Prosecution; Abandonment. If BI elects (a) not to file and prosecute patent applications for any Patent Rights included in or covering Joint Research Collaboration IP in any country, (b) not to continue the prosecution (including any interferences, oppositions, reissue proceedings, re-examinations, and patent term extensions, adjustments, and restorations) or maintenance of such Patent Rights in a particular country in the Territory, or (c) not to file and prosecute patent applications for such Patent Rights in a particular country following a written request from Regulus to file and prosecute in such country, which election may be made by BI in its discretion, then BI shall so notify Regulus promptly in writing of its intention, which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that must be taken with respect to such patent application or patent to establish or preserve any such rights in such patent application or patent in such country, BI shall assign to Regulus its joint ownership interest in such Patent Rights in the applicable country or countries and shall cooperate with and permit Regulus, should Regulus choose to do so, to file for, or continue to prosecute, maintain or enforce, or otherwise pursue such Patent Rights in such country in Regulus’s own name, but only to the extent that Regulus does not take any position with respect to such abandoned Patent Right that would be reasonably likely to adversely affect the scope, validity or enforceability of any of the other Patent Rights being prosecuted and maintained by BI under this Agreement without the prior written consent of BI, which consent shall not be unreasonably withheld. To the extent permitted by this Section, if Regulus chooses to file, continue to prosecute, maintain or enforce, or otherwise pursue such Patent Rights, it shall keep BI fully informed of the patent prosecution, and provide BI with copies of material correspondence relating to the prosecution and maintenance of such Patent Rights in a timely manner so that BI can comment thereon. Regulus shall reasonably consider all such comments.

7.1.4 Cooperation. Each Party hereby agrees: (a) to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution as contemplated by this Agreement; (b) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Patent Rights that are subject to this Agreement; and (c) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications that are subject to this Agreement.

7.2 Enforcement of Patent Rights.

7.2.1 Notification. Each Party shall promptly report in writing to the other Party during the Agreement Term any (a) known or suspected infringement of any Patent Rights included in or covering Research Collaboration IP or (b) unauthorized use or misappropriation of any Confidential Information by a Third Party of which it becomes aware, and shall provide the other Party with all available evidence supporting such infringement, or unauthorized use or misappropriation.

7.2.2 Enforcement.

(a) Except as otherwise may be agreed between the Parties pursuant to any agreement entered into between the Parties pursuant to Section 5.2.2, BI shall have the sole right, but not the obligation, to bring and control any action or proceeding against a Third Party with respect to infringement of: (i) any Patent Rights included in or covering BI Research Collaboration IP, except with respect to any infringing activity involving a product employing, based on, utilizing or comprising any one or more MicroRNAs for Therapeutic Purposes; and (ii) any Patent Rights included in or covering Joint Collaboration IP with respect to any infringing activity involving a product (other than a product employing, based on, utilizing or comprising any one or more miRNAs for Therapeutic Purposes) that is competitive with any Non-miRNA Product being developed by or on behalf of BI; in each case, at its sole cost and expense and by counsel of its own choice. With respect to infringing activity involving a product employing, based on, utilizing or comprising any one or more MicroRNAs for Therapeutic Purposes with respect to which Regulus chooses to bring an action pursuant to this Agreement, Regulus shall keep BI and its counsel reasonably informed regarding the status and activities of such action and shall reasonably consider BI’s suggestions in connection therewith.

(b) Except as otherwise may be agreed between the Parties pursuant to any agreement entered into between the Parties pursuant to Section 5.2.2, BI shall have the first right, but not the obligation, to bring and control any action or proceeding against a Third Party with respect to infringement of, any Patent Rights included in or covering Regulus Research Collaboration IP with respect to any infringing activity involving a product (other than a product employing, based on, utilizing or comprising any one or more MicroRNAs for Therapeutic Purposes) that is competitive with any Non-miRNA Product being developed by or on behalf of BI, at its sole cost and expense and by counsel of its own choice, and Regulus shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If BI fails to bring any such action or proceeding within (1) 120 days following the notice of alleged infringement, or (2) 30 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Regulus shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and BI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event Regulus brings an action against an infringer pursuant to this Section, Regulus shall keep BI and its counsel reasonably informed regarding the status and activities of such action and shall reasonably consider BI’s suggestions in connection therewith.

(c) Regulus shall have the sole right, but not the obligation, to bring and control any action or proceeding against a Third Party with respect to infringement of: (i) any Patent Rights included in or covering Regulus Background IP; (ii) any Patent Rights included in or covering Regulus Collaboration IP with respect to any infringing activity involving a product employing, based on, utilizing or comprising any one or more MicroRNAs (other than a product employing, based on, utilizing or comprising any one or more MicroRNAs for the diagnosis of MS, with respect to which BI shall have the right, but not the obligation to bring such action or proceeding); and (iii) any Patent Rights included in or covering Joint Collaboration IP with respect to any infringing activity involving a product employing, based on, utilizing or comprising any one or more MicroRNAs that is competitive with any miRNA Product being developed by or on behalf of Regulus; in each case, at its sole cost and expense and by counsel of its own choice.

(d) Regulus shall have the first right, but not the obligation, to bring and control any action or proceeding against a Third Party with respect to infringement of, any Patent Rights included in or covering BI Research Collaboration IP with respect to any infringing activity involving a product employing, based on, utilizing or comprising any one or more MicroRNAs that is competitive with any miRNA Product being developed by or on behalf of Regulus, at its sole cost and expense and by counsel of its own choice, and BI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Regulus fails to bring any such action or proceeding within (1) 120 days following the notice of alleged infringement, or (2) 30 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then BI shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Regulus shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(e) In the case of infringement of any Patent Rights included in or covering Joint Collaboration IP that has not been assigned to a Party as the sole owner thereof in accordance with this Agreement, other than infringing activity described in clause (ii) of Section 7.2.2(a) or clause (iii) of Section 7.2.2(c), the Parties shall mutually agree on a case-by-case basis which of them will take the lead in enforcing such Patent Rights.

7.2.3 Procedures; Expenses and Recoveries. If required under applicable law in order for a Party that has the right to do so hereunder to initiate and/or maintain a suit against an infringer or misappropriater of Research Collaboration IP, or if it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party shall join as a party to the suit and shall execute and cause its Affiliates to execute all documents necessary for such Party to initiate litigation to prosecute and maintain such action. In addition, at an initiating Party’s request, the other Party shall provide reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party of reasonable out-of-pocket expenses incurred in rendering such assistance. If the Parties obtain from a Third Party, in connection with such suit, any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation), such amounts shall be allocated to reimburse each Party for all expenses of the suit, including attorneys’ fees and disbursements, court costs and other litigation expenses. Any remaining amount will be retained by the Party initiating such suit; provided, however, that, except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any amount recovered by either Party pursuant to Section 7.2.2(e) shall be shared by the Parties on a fifty-fifty (50/50) basis.

7.3 Other Infringement Resolutions. In the event of a dispute or potential dispute that has not ripened into a demand, claim or suit of the types described in Section 7.2. of this Agreement (e.g., actions seeking declaratory judgments and revocation proceedings), the same principles governing control of the resolution of the dispute, consent to settlements of the dispute, and implementation of the settlement of the dispute (including allocating the payment or receipt of damages, license fees, royalties and other compensation) shall apply.

7.4 Common Interest. All information exchanged between the parties or between outside patent counsel for each with the other party regarding preparation, filing, prosecution, maintenance, or enforcement of Patent Rights hereunder shall be deemed Confidential Information. In addition, the Parties acknowledge and agree that, with regard to such preparation, filing, prosecution, maintenance, and enforcement of the Patent Rights hereunder, the interests of the Parties as licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights hereunder, including without limitation, privilege under the common interest doctrine and similar or related doctrines.

Article 8

CONFIDENTIALITY

8.1 Confidential Information.

8.1.1 Confidentiality. All Confidential Information disclosed by a Party to the other Party during the Agreement Term shall be used by the receiving Party solely in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party and shall not otherwise be disclosed by the receiving Party to any other person, firm, or agency, governmental or private (other than a Party’s Affiliates), without the prior written consent of the disclosing Party except in connection with the activities contemplated by this Agreement. Regulus and BI each agree that they shall provide Confidential Information received from the other Party only to their respective employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, and Third Parties acting on behalf of the Parties, who have a need to know and have an obligation to treat such information and materials as confidential. All obligations of confidentiality imposed under this Article 8 shall expire ten (10) years following termination or expiration of this Agreement.

8.1.2 Authorized Disclosure. Notwithstanding the provisions of Section 8.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) complying with Applicable Laws or with applicable court orders;

(b) filing or prosecuting patent applications as contemplated by this Agreement;

(c) defending or prosecuting litigation, provided that the receiving Party provides prior notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure;

(d) making filings and submissions to, or corresponding or communicating with, any Regulatory Authority or clinical registry, including without limitation for purposes of obtaining authorizations to conduct clinical trials of, and to market and sell, products pursuant to this Agreement;

(e) exercising its rights hereunder, provided such disclosure is covered by terms of confidentiality similar to those set forth herein;

(f) enforcing its rights hereunder; and

(g) disclosure to Third Parties in connection with due diligence by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents; provided, however, that, in each case, any such Third Party agrees to be bound by written obligations of confidentiality and non-use no less strict than the terms of this Agreement; and provided, further, that disclosure of any Research Collaboration Data by Regulus to any Third Party pursuant to this Section 8.1.2(g) will require the prior written consent of BI, and BI shall in good faith consider any request by Regulus to allow Regulus to provide Research Collaboration Data to a Third Party pursuant to this Section 8.1.2(g) for reasonable business purposes. If BI consents to disclosure of specific Research Collaboration Data by Regulus to any Third Party pursuant to this Section 8.1.2(g), Regulus shall have the right to disclose such Research Collaboration Data to other Third Parties pursuant to this Section 8.1.2(g), subject to written obligations of confidentiality and non-use no less strict than the terms of this Agreement.

In the event a Party shall deem it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to clause (a) or clause (c) of this Section 8.1.2, such Party shall to the extent possible give reasonable advance notice of such disclosure to the other Party and take reasonable measures to obtain confidential treatment of such information if available.

8.1.3 Confidentiality of Agreement. This Agreement, including its terms and subject matter, shall be deemed the Confidential Information of both Parties.

8.2 Publication Review. Each Party shall provide to the other Party for information and review any abstracts, posters and slide presentations prior to any scientific meetings, and primary and final manuscripts, and review articles prior to journal submission in each case to the extent related to the Research or the Research Collaboration IP, and the other Party shall have up to thirty (30) days to provide feedback. The Party proposing such publication shall remove any Confidential Information of the other Party identified by the other Party and shall delay such publication for up to an additional sixty (60) days to permit the other Party to file for patent protection to protect any Research Collaboration IP of the other Party included in such proposed publication and shall reasonably consider all other comments of the other Party. Expedited reviews for abstracts or poster presentations may be arranged if mutually agreeable to the Parties. The other Party may also require that its Confidential Information that may be disclosed in any such proposed publication or presentation be deleted prior to such publication or presentation.

Article 9

TERM AND TERMINATION

9.1 Term. The Agreement Term shall commence on the Effective Date and shall continue until terminated by mutual agreement of the Parties or otherwise terminated in accordance with this Article 9.

9.2 Termination for Cause.

9.2.1 Cause for Termination. This Agreement may be terminated at any time during the Agreement Term:

(a) upon notice by either Party if the other Party (the “Breaching Party”) is in material breach of its obligations hereunder and has not cured such breach within sixty (60) days after notice requesting cure of the breach. Without limitation, any uncured breach of the Note (as defined herein) by Regulus shall be deemed a breach of this Agreement (and the time frames for cure herein shall not apply); or

(b) by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within ninety (90) days after the filing thereof.

9.2.2 Effect of Termination for Cause.

(a) Termination by Regulus. Without limiting any other legal or equitable remedies that Regulus may have, if BI is the Breaching Party and Regulus terminates this Agreement in accordance with Section 9.2.1(a), then (i) all licenses granted by BI to Regulus shall remain in effect, (ii) BI will have no continuing rights to exercise the Right of First Negotiation, (iii) all licenses granted by Regulus to BI shall terminate and (iv) BI will assign to Regulus all of its rights in the Research Collaboration Data.

(b) Termination by BI. Without limiting any other legal or equitable remedies that BI may have, if Regulus is the Breaching Party and BI terminates this Agreement in accordance with Section 9.2.1(a), then (i) all licenses granted by Regulus to BI shall remain in effect, (ii) all licenses granted by BI to Regulus shall terminate, (iii) all Materials shall be returned in accordance with Section 4.5, and Regulus shall, and shall hereby be deemed to, grant to BI and its Affiliates an exclusive (including with regard to Regulus and its Affiliates), royalty free, fully paid up, irrevocable, worldwide license, with the right to sublicense, under the Regulus Research Collaboration IP and Regulus’s interest in the Joint Research Collaboration IP to make, have made, use, offer to sell, sell, have sold, import, export, and otherwise develop and commercialize miRNA Products for the treatment of MS, (iv) Regulus will transfer to BI all rights in all miRNA Products being developed or commercialized for the treatment of MS at such time, (v) if such termination occurs prior to the end of the Research Term, at BI’s election, and subject to BI’s compliance with its payment obligations under Section 6.3, Regulus will continue to complete the activities under the Research Plan and provide all reports and materials to BI concerning such activities as required by this Agreement, (vi) the Note will, at BI’s election, immediately become due and payable, (vii) Regulus shall use Commercially Reasonable Efforts to obtain a non-exclusive, sublicensable, worldwide license to any Regulus Background IP necessary or useful to allow BI to enjoy the rights granted in this Section 9.2.2(b), and subject to the terms in 5.1.3 and (viii) the provisions of Section 5.2.2 shall survive such termination until its natural expiration set forth in 5.2.2(e)(ii).

9.3 Termination for Convenience. Either Party may terminate this Agreement in its entirety, for any reason, upon thirty (30) days’ advance notice to the other Party. If this Agreement is terminated pursuant to this Section 9.3, then such termination shall have the effect set forth in Section 9.2.2(a) if BI is the terminating Party and 9.2.2(b) if Regulus is the terminating Party; in addition, if Regulus is the terminating Party, BI shall be entitled to receive all unexpended funds paid to Regulus.

9.4 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement, including without limitation Section 4.5, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States (hereinafter “IP”). The Parties agree that each Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for IP. Each Party hereby grants to the other Party and its Affiliates a right to obtain possession of and to benefit from a complete duplicate of (or complete access to, as appropriate) any such IP and all embodiments of intellectual property, which, if not already in the other Party’s possession, shall be promptly delivered to it upon the other Party’s written request therefor. The term “embodiments of intellectual property” includes all tangible, electronic or other embodiments of rights and licenses hereunder. Neither Party shall interfere with the exercise by the other Party or its Affiliates of rights and licenses to IP and embodiments of intellectual property licensed hereunder in accordance with this Agreement and agrees to assist the other Party and its Affiliates to obtain the IP and embodiments of intellectual property in the possession or control of Third Parties as reasonably necessary or desirable for the other Party or Affiliates of BI to exercise such rights and licenses in accordance with this Agreement.

9.5 Effect of Expiration or Termination; Survival.

9.5.1 Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 1, 4.2, 4.3, 4.5, 5.3.3, 7.1.3, 7.1.4, 8, 9, 10 and 11, and those provisions which, by the terms of the applicable Article 9 Termination provision, should also survive, shall survive any expiration or termination of this Agreement. Except as set forth in this Article 9, upon termination or expiration of this Agreement all other rights and obligations cease. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before termination.

Article 10

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date of this Agreement:

10.1.1 It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof. Further, all necessary consents, approvals and authorizations of all government authorities required to be obtained by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained by the Effective Date.

10.1.2 It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

10.1.3 This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound, including any Existing Licensee Agreement.

10.1.4 Each employee or representative of such Party or any Third Party working in collaboration with such Party that performs Research hereunder has covenanted to assign to such Party all of its future interest in any technology that would otherwise constitute Research Collaboration IP.

10.2 Regulus Covenants, Representations and Warranties. Regulus represents and warrants to BI that, as of the Effective Date of this Agreement (except with respect to the representation set forth in Section 10.2.3, which shall be made as of the Effective Date and as of each date thereafter that Schedule C is required to be updated pursuant to the terms hereof) and agrees with BI:

10.2.1 Regulus has not previously assigned, transferred, licensed, conveyed or otherwise encumbered its right, title and interest in the Regulus Background IP in a manner that conflicts with any rights granted to BI hereunder. During the Agreement Term, Regulus shall not encumber the rights granted to BI hereunder with respect to the Regulus Research Collaboration IP or the Regulus Background IP.

10.2.2 To the best knowledge of Regulus and its Affiliates, there are no claims, judgments or settlements against or owed by Regulus or its Affiliates or pending or threatened claims or litigation relating to the Regulus Background IP that are expected to impact the activities to be performed by Regulus in the Research.

10.2.3 No Existing Licensee has, or has a right to obtain, a license under an Existing Licensee Agreement to more than four (4) miRNAs targets.

10.3 BI Covenants, Representations and Warranties. Regulus represents and warrants to BI that as of the Effective Date of this Agreement:

10.3.1 During the Agreement Term, BI shall not encumber the rights granted to Regulus hereunder with respect to the BI Research Collaboration IP or the Joint Research Collaboration IP.

10.3.2 To the best knowledge of BI and its Affiliates, there are no claims, judgments or settlements against or owed by BI or its Affiliates or pending or threatened claims or litigation relating to the Materials that are expected to impact the activities to be performed by Regulus in the Research.

10.4 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY MATERIALS, TECHNOLOGY OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY PRODUCT UNDER THIS AGREEMENT SHALL BE SUCCESSFUL.

10.5 No Consequential Damages. NEITHER PARTY HERETO SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, AND/OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 10.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY OR TO LIMIT A PARTY’S LIABILITY FOR BREACHES OF ITS OBLIGATION REGARDING CONFIDENTIALITY UNDER ARTICLE 8.

10.6 Indemnification and Insurance.

10.6.1 Indemnification by BI. BI shall indemnify, hold harmless, and defend Regulus, its Affiliates, and their respective directors, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns (“Regulus Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by BI in this Agreement, or any breach or violation of any covenant or agreement of BI in or pursuant to this Agreement, (b) the negligence or willful misconduct by or of BI or any of its Related Parties, and their respective directors, officers, employees and agents, and (c) any theory of product liability (including, but not limited to, actions in the form of tort, warranty or strict liability) arising out of or resulting from BI’s exercise of any rights granted hereunder. Furthermore, BI shall have no obligation to indemnify the Regulus Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Regulus in this Agreement, or any breach or violation of any covenant or agreement of Regulus in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the Regulus Indemnitees.

10.6.2 Indemnification by Regulus. Regulus shall indemnify, hold harmless, and defend BI, its Affiliates and their respective directors, officers, employees and agents (“BI Indemnitees”) from and against any and all Losses arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Regulus in this Agreement, or any breach or violation of any covenant or agreement of Regulus in or pursuant to this Agreement or (b) the negligence or willful misconduct by or of Regulus or any of its Related Parties, and their respective directors, officers, employees and agents, and (c) any theory of product liability (including, but not limited to, actions in the form of tort, warranty or strict liability) arising out of or resulting from Regulus’s exercise of any rights granted hereunder. Furthermore, Regulus shall have no obligation to indemnify the BI Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by BI in this Agreement, or any breach or violation of any covenant or agreement of BI in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the BI Indemnitees.

10.6.3 Indemnification Procedure. In the event of any such claim against any BI Indemnitee or Regulus Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Sections 10.6.1 or 10.6.2 may apply, the indemnifying Party shall promptly notify the Indemnitees, which may be represented in any such action or proceeding by separate counsel at their expense; provided, that the indemnifying Party shall be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party. Any other provision of this Article 10 to the contrary notwithstanding, no Indemnitee under this Agreement shall be required to waive a conflict of interest under any applicable rules of professional ethics or responsibility if such waiver would be required for a single law firm to defend both the indemnifying Party and one or more Indemnitees. In such case, the indemnifying Party shall provide a defense of the affected Indemnitees through a separate law firm reasonably acceptable to the affected Indemnitees at the indemnifying Party’s expense.

10.6.4 Insurance. Each Party shall maintain insurance with respect to its activities hereunder in commercially reasonable amounts.

Article 11

MISCELLANEOUS PROVISIONS

11.1 Governing Law. This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of New York notwithstanding the provisions governing conflict of laws under such New York law to the contrary.

11.2 Assignment. Except as provided in this Section 11.3, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party, such consent not to be unreasonably withheld. Either Party may, however, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder: (a) to an Affiliate; or (b) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of such a sale or transfer (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party in such sale or transfer (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder or otherwise subject to this Agreement. To the extent that the assigning Party survives as a legal entity, the assigning Party shall remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned to such assignee.

11.3 Amendments. This Agreement and the Schedules referred to in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

11.4 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing and (a) delivered by hand, (b) sent by nationally recognized overnight delivery service, (c) sent by registered or certified mail, return receipt requested, postage prepaid, or (d) sent by facsimile transmission confirmed by prepaid, registered or certified mail letter, and shall be deemed to have been properly served to the addressee upon receipt of such written communication, in any event to the following addresses:

If to Regulus:	Regulus Therapeutics Inc.

3545 John Hopkins Ct., Suite 210

San Diego, CA 92121

Attention: CSO

Fax: 858-202-6363

With a copy to:

Regulus Therapeutics Inc.

3545 John Hopkins Ct., Suite 210

San Diego, CA 92121

Attention: Senior Director, Legal Affairs

Fax: 858-202-6363

If to BI:	Biogen Idec MA Inc.

133 Boston Post Road

Weston, MA 02493

Attention: Teresa Compton, Vice President Discovery Science

Fax: 617-679-2625

With a copy to:

Biogen Idec MA Inc.

133 Boston Post Road

Weston, MA 02493

ATTN: Executive Vice President, Chief Legal Officer

Fax: 866-897-6623

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided.

11.5 Force Majeure. No failure or omission by either Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of such Party, including, but not limited to, the following: acts of god; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion; provided that such Party provides notice to the other Party of such an event and such failure or omission resulting from one of the above causes is cured as soon as is practicable.

11.6 Compliance with Applicable Laws. Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. export laws and regulations. The Parties shall at all times comply with all laws and regulations applicable to its activities under this Agreement.

11.7 Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Regulus or BI to act as agent for the other. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees for any purpose, including tax purposes, or to create any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

11.8 Further Assurances. Each Party hereto agrees to execute, acknowledge and/or deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.9 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

11.10 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

11.11 No Implied Waivers; Rights Cumulative. No failure on the part of Regulus or BI to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

11.12 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

11.13 No Third Party Beneficiaries. No person or entity other than BI, Regulus and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

11.14 Execution in Counterparts. This Agreement may be executed in counterparts, including by facsimile or by electronic copies delivered by email, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos

Name:	Kleanthis G. Xanthopoulos, Ph.D.

Title:	President and CEO

BIOGEN IDEC MA INC.

By:	/s/ Steven H. Holtzman

Name:	Steven H. Holtzman

Title:	EVP Corporate Development

Signature Page to Collaboration and License Agreement

Schedule A

Research Plan

Exhibit A

Executive Summary

Regulus Therapeutics is a biopharmaceutical company leading the discovery and development of innovative new products based on microRNAs. microRNAs are small RNA molecules, typically 20 to 25 nucleotides in length that regulate gene expression. Nearly 700 microRNAs have been identified in the human genome, and more than one-third of all human genes are believed to be regulated by microRNAs. As a single microRNA can regulate entire networks of genes, these new molecules are considered the master regulators of the genome. microRNA expression or function has been shown to be significantly altered in many disease states, including immune-mediated diseases like multiple sclerosis (MS), and, as such, represent a brand new class of targets for therapeutic intervention and a novel set of molecular biomarkers for diagnostic and prognostic tests.

Biogen is a world-wide leader in MS research and a leading provider of drugs used to treat and manage MS disease. Avonex and Tysabri are marketed drugs for the treatment of MS disease and Biogen has several other late stage development programs including […***…]. Biogen is committed to better understanding the disease pathology of MS and its various disease forms so that patients can receive the most appropriate medicine. In the course of its clinical trials, Biogen has amassed a comprehensive collection of patient samples bringing tremendous value to translational medicine research. This collaboration will bring together the technical capabilities of Regulus with biology expertise and well annotated sample collection of Biogen. Identification of reliable biomarkers for MS has the potential for improved diagnosis, enhanced monitoring of disease activity and progression, and evaluation of treatment response.

microRNA Biomarker Discovery Plan:

Overview: Multiple sclerosis (MS) is a chronic inflammatory demyelinating disease of the brain and spinal cord, primarily affecting young adults. Many MS patients have a relapse remitting course (RRMS), which is unpredictable, and results in episodes of acute inflammation and neurological dysfunction. Gene expression analysis has been a useful tool to provide information about the molecular pathways involved in MS pathogenesis, and studies have identified different expression patterns between relapses and remission. microRNAs have been shown to be regulators of immune biology and key players in the pathogenesis of neurological diseases. […***…].

This collaborative work plan between Regulus and Biogen describes […***…].

The primary goal of the discovery project is […***…]

***Confidential Treatment Requested

[…***…].

[…***…].

Phased Approach: The discovery plan will be a multi-phased approach.

The ‘prep phase’ will be comprised of […***…]. Phase 1 will be […***…]. Phase 2 is […***…]. Phase 3 will […***…].

Regulus is currently evaluating […***…]. […***…].

Parallel to the technology evaluation, […***…].

During Phase 1, […***…].

During Phase 2, […***…].

***Confidential Treatment Requested

Phase 3 will be used to […***…].

Timetable of Activities:

ACTIVITY	DURATION (estimates)	TIMELINE (estimates)
Prep phase. […***…]	[…***…]	[…***…]
Phase 1. […***…]	[…***…]	[…***…]
Phase 2. […***…]	[…***…]	[…***…]
Phase 3. […***…]	[…***…]	[…***…]

Assumptions:

The above timetable assumes that the relevant human samples are available from Biogen.

Research Program Staffing:

It is envisioned that an initial team of […***…] will be required to staff this effort. Below are brief descriptions of the proposed staffing requirements.

•	[…***…]
•	[…***…]
•	[…***…]

Discovery Plan Activities and Milestones:

•	Prep Phase. […***…]
o	Goal: […***…]
o	Activities:
¡	[…***…]
¡	[…***…]
¡	[…***…]

***Confidential Treatment Requested

o	Outcome: […***…]
o	Criteria: […***…].
o	Risk assessment: […***…]

•	Phase 1. […***…]
o	Goal: […***…]
¡	Experiment: […***…]
¡	Source of samples: […***…]
¡	microRNA Extraction, Quality Control and Analysis: […***…]
¡	Type of assays: […***…]
¡	Bioinformatics: […***…]
o	Criteria for success: […***…]
o	Risk assessment: […***…].

•	Phase 2. […***…]
o	Goal: […***…].
¡	Experiment: […***…]
¡	Source of samples: […***…]
¡	microRNA Extraction Quality Control and Analysis: […***…]
¡	Type of assays: […***…]
¡	Bioinformatics: […***…]
o	Criteria for success: […***…]
o	Risk assessment: […***…]

•	Phase 3. […***…]
o	Goal: […***…]
¡	Experiment: […***…]
¡	Source of samples: […***…]
¡	microRNA Extraction Quality Control and Analysis: […***…]
¡	Type of assays: […***…]
¡	Bioinformatics: […***…]
o	Criteria for success: […***…].

***Confidential Treatment Requested

o	Risk assessment: […***…]

Summary: Regulus, the leading company in microRNA technology, has developed a microRNA biomarker workflow and is proposing to work with Biogen as a […***…] in the discovery and development of microRNA biomarkers for MS and potentially broader disease indications.

***Confidential Treatment Requested

Schedule B

Phase 1 of Research

1.	[…***…]
2.	[…***…]

Phase 2 of Research

1.	[…***…]
2.	[…***…]

Phase 3 of Research

1.	[…***…]

***Confidential Treatment Requested

Schedule C

[…***…] Agreement dated […***…] and […***…]

Agreement dated […***…]

[…***…] Agreement dated […***…]

[…***…] Agreement […***…]

***Confidential Treatment Requested

EXHIBIT I